UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2006

___________

LANDAMERICA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-13990 (Commission File Number)	54-1589611 (I.R.S. Employer Identification No.)
101 Gateway Centre Parkway Richmond, Virginia (Address of principal executive offices)	23235-5153 (Zip Code)

Registrant’s telephone number, including area code: (804) 267-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

LandAmerica Financial Group, Inc. (the “Company”) currently intends to privately place up to $150 million of notes, subject to market and other conditions. The terms of the notes will be determined by negotiations between the Company and the purchaser of the notes. At this time, the notes are expected to have maturities of up to 10 years and interest rates below 7%. The Company intends to use approximately $100 million of the proceeds from the issuance of such notes to partially fund its acquisition of 100% of the common stock of Capital Title Group, Inc. and the remaining $50 million of such proceeds to replace existing notes of the Company that mature August 31, 2006.

The notes being offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This notice is being filed pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.

Date:	July 17, 2006	By: /s/ Michelle H. Gluck

Michelle H. Gluck

Executive Vice President, General Counsel

and Corporate Secretary